Exhibit 23.2

OneStop Assurance PAC 10 Anson Road #13-09 International Plaza
Singapore 079903
Tel: 9644 9531
Email: audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2018 Share Option Plan of Powerbridge Technologies Co., Ltd. of our report dated May 12, 2022 with respect to the consolidated financial statements of Powerbridge Technologies Co., Ltd. included in its Annual Report on Form 20-F for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission on May 12, 2022. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

/s/ OneStop Assurance PAC

OneStop Assurance PAC

Singapore

January 31, 2023